                                                                      Exhibit 99

The  reporting  person  is a  party  to  an  investor  rights  agreement  and  a shareholders'  agreement,  each dated as of April 22, 2005. The investor  rights agreement  contains a voting  agreement  that  provides,  among other things and subject to certain  conditions,  that (i) New  Mountain  Partners  II,  L.P.  is entitled to elect up to a majority of the members of the board of  directors  of the issuer,  depending upon the percentage of outstanding common stock and Class
A common  stock of the  issuer  held by New  Mountain  Partners  II,  L.P.,  New
Mountain  Affiliated  Investors II, L.P.,  and Allegheny New Mountain  Partners,
L.P. (collectively, the "New Mountain Funds") (subject to the right of Allegheny
New  Mountain  Partners,  L.P. to  designate  one director in lieu of a director designated by New Mountain Partners II, L.P.); and (ii) the deLaski Shareholders
(as described below) are entitled to designate up to two members of the board of directors of the issuer, depending on the percentage of outstanding common stock of the issuer held by the deLaski Shareholders.  The agreement provides that the
New  Mountain  Funds and the deLaski  Shareholders  shall each vote all of their voting  shares  to  effectuate  the  election  of such  directors.  The  deLaski
Shareholders consist of Kenneth E. deLaski,  Donald deLaski, Donald deLaski 2007
Grantor Retained Annuity Trust, David deLaski,  Edward Grubb and Kathleen Grubb,
JTWROS,  The Dana Nancy  deLaski  Irrevocable  Trust,  The Daphne  Jean  deLaski
Irrevocable  Trust, the Tena Renken deLaski  Revocable Trust and The Tena Renken
deLaski Marital Trust. The shareholders' agreement provides, among other things, that if the New  Mountain  Funds  propose  to sell all or any  portion  of their common stock,  then certain  parties to the  agreement,  if requested by the New
Mountain Funds, agree to sell their shares in amounts  proportionate to the sale by the New Mountain  Funds and, if  shareholder  approval is required to approve such transaction,  to vote all of their shares in favor of the transaction. As a result, the reporting person may be deemed to be a member of a group pursuant to
Rule 13d-5  promulgated  under the Securities  Exchange Act of 1934 (the "Act").
This filing should not be deemed an admission that the reporting  person is, for purposes of Section 13(d) or Section 16 of the Act or  otherwise,  a member of a group or that the reporting  person is the beneficial owner of any securities in excess of the  amount in which the  reporting  person has a  pecuniary  interest therein,  and the reporting  person disclaims  beneficial  ownership of any such securities.